Exhibit 99.1

    IMMUNICON CORPORATION ANNOUNCES PRESENTATION OF DATA ON CIRCULATING TUMOR CELLS VERSUS SERUM TUMOR MARKERS IN METASTATIC BREAST CANCER AT THE 2005
         AMERICAN ASSOCIATION OF CLINICAL ONCOLOGY (ASCO) ANNUAL MEETING

    HUNTINGDON VALLEY, Pa., May 17 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage company developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer, announced the presentation of further data from its clinical trial in metastatic breast cancer and the significance of circulating tumor cells (CTCs) versus serum tumor markers. The abstract entitled: "Circulating tumor cells -- not serum tumor markers -- predict survival in metastatic breast cancer," Abstract 9516, was presented on Tuesday, May 17, 2005, from 8:00 a.m. - 12:00 Noon ET, by Alison T. Stopeck, M.D., of the Arizona Cancer Center as a poster discussion session at the 2005 Annual Meeting of the American Association of Clinical Oncology (ASCO), May 13 - 17 in Orlando, FL. The presentation will be posted on Immunicon's Web site at http://www.immunicon.com.

    At the 2004 ASCO Annual Meeting and in the August 19, 2004 edition of The New England Journal of Medicine, data from a multi-institutional prospective diagnostic clinical trial in 177 patients sponsored by Immunicon and employing the Company's rare cell analysis technology were reported showing that the presence of 5 or more circulating tumor cells (CTCs) in a 7.5mL sample of blood from women with metastatic breast cancer (MBC) is associated with disease progression and poor survival. The data presented in the poster discussion session by Dr. Stopeck provide previously unreported data from this multi-center trial on the assessment CTCs versus the serum tumor marker MUC-1 (CA27.29/CA15-3).

    In 65 of 177 MBC patients, CTCs at first follow-up after initiation of new or first-line therapy and MUC-1 at baseline (n=65), first follow-up (n=65), and the first disease reassessment after initiation of therapy (n=54) were compared. Assessment of MUC-1 was not mandated by the protocol and was only available from investigators that performed the assay as part of their routine assessment. A significant correlation between Progression Free Survival (PFS) and change in serum MUC-1 tumor marker and CTCs was found in MBC. MUC-1, however, did not correlate with Overall Survival (OS).

    Commenting on the conclusions of the study, Dr. Leon Terstappen, MD, Ph.D., Senior Vice President of Research and Development and Chief Scientific Officer of Immunicon, said: "The presence of CTCs after initiation of therapy strongly correlates with survival and may be a more appropriate surrogate measure of disease progression than the serum tumor markers assessed in this restrospective analysis."

    Veridex, LLC, a Johnson & Johnson company, has exclusive worldwide rights to commercialize products incorporating Immunicon cell analysis technology in the cancer field. Veridex markets these products as the CellSearch(TM) System.

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    Immunicon Corporation

    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

     Contact Information:                    Investors/Media:
     James G. Murphy                         The Ruth Group
     SVP of Finance & Administration, CFO    Greg Tiberend (media) 646-536-7005
     215-830-0777 ext. 121                   gtiberend@theruthgroup.com
     jmurphy@immunicon.com                   John Quirk (investors) 646-536-7029
                                             jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             05/17/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon Corporation, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Investors/Media - Greg Tiberend (media) +1-646-536-7005, gtiberend@theruthgroup.com, or John Quirk (investors) +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation/